EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Emmaus Life Sciences, Inc. and Subsidiaries (collectively, the “Company”) of our report dated April 16, 2018, relating to the consolidated financial statements of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ SingerLewak LLP

Los Angeles, California

November 30, 2018